Exhibit 99.2

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

FISCAL 2013 FIRST QUARTER FINANCIAL RESULTS

PINGDINGSHAN, China – November 14, 2012 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, announced today its financial results for the fiscal 2013 first quarter ended September 30, 2012.

Fiscal 2013 First Quarter vs. Fiscal 2012 First Quarter

•	Total revenue decreased by 20.7% to $17.6 million, as compared to $22.2 million.
•	Gross margin decreased to 10.9%, as compared to 32.5%.
•	Net income, including foreign currency transaction adjustment, was $0.7 million or $0.03 per diluted share, as compared to net income of $8.3 million or $0.39 per diluted share.

	Fiscal 2013 First Quarter				Fiscal 2012 First Quarter
Product type	MT* Sold	Revenue (million)	% of Total Revenue	Weighted Average Price/MT*	MT* Sold	Revenue (million)	% of Total Revenue	Weighted Average Price/MT*
Coke	47,848	$9.2	53%	$193	42,272	$10.1	45%	$240
Washed Coal	40,187	$7.1	40%	$175	44,725	$8.3	38%	$185
Raw Coal	16,056	$0.9	5%	$58	39,360	$3.0	14%	$77
Coal Tar	1,433	$0.4	2%	$256	2,788	$0.7	3%	$252

*metric ton

Discussing fiscal 2013 first quarter financial results, SinoCoking’s Chairman and CEO, Mr. Jianhua Lv, noted, “Sales volume of coke increased by 13.2%, as we produced and sold coke powder especially suitable for the non-ferrous metallurgical and special steel industries. Lower demand for grade II coke resulted in lower revenues for coke. Sales volume for raw and washed coal decreased from a year ago, due to insufficient amounts of coal in stock for both categories in the fiscal 2013 first quarter, as compared to the same period of 2012.”

Mr. Lv continued, “As was the case in fiscal 2012, during the fiscal 2013 first quarter we met our coal requirements largely by purchasing raw coal from other provinces. Due to the ongoing mining moratorium, coal supplies in Henan Province remained limited as were production activities for all producers other than state-owned enterprises. Operations at our four coal mines remain halted as we continue to wait for clearance to resume operations. Thus far, no private coal mine operators have received clearance, and although we anticipate the mining moratorium will end sometime in the first half of the 2013 calendar year, there can be no assurance as to exactly when the mining moratorium will end and as to when we will receive such clearance.”

He continued, “Our gross margin for the quarter declined due to product mix as we purchased more coking coal in the open market, at higher prices, for both coking and coal processing. We expect our gross margin to remain depressed until the mining moratorium for mid-size coal producers in Henan Province is lifted.”

Mr. Lv added, “Demand for coke remains soft as a result of the weak demand for steel, due to tighter governmental control of real estate and land development. As a reaction to the weak demand for coke, we have slowed construction of our new state-of-the-art coking plant, which is located on a 460,000 square meter site adjacent to our current plant in Pingdingshan.  We expect to ramp up construction once the coke market shows signs of improvement. When completed as designed, the plant is expected to have an estimated coke-producing capacity of up to 900,000 metric tons per year, as well as the ability to generate power and distill chemicals such as crude benzol, sulfur and ammonium sulfate from the coking process. The plant is also expected to produce purified coal gas, which we plan to sell as a fuel source to local residents through the state-owned gas grid, at a 20% lower price than liquid natural gas currently used by local residents.”

Mr. Sam Wu, SinoCoking’s Chief Financial Officer noted, “We continue to fund our business activities from cash flow from operations and bank loans. As required by the Henan government, we are in process of upgrading safety-related systems at our coal mines in order to be approved to resume our mining operations and we are also in process of merging the operations of Hongchang mine, Shunli mine and Shuangrui mine into a fully integrated mining operation. In the first quarter of fiscal 2013, we invested approximately $24.6 million in these mine upgrading and consolidation projects. To date, we have invested a total of approximately $27.8 million as follows:

•	Mine upgrading: total estimated cost of approximately $35.0 million; 70% or approximately $24.5 million to be paid by SinoCoking and the remainder by Henan Coal Seam Gas, our joint-venture partner. To date, we have paid approximately $16.9 million for these safety upgrades which are expected to be completed in calendar 2013.
•	Mine consolidation: total estimated cost of approximately $32.0 million. To date, we have paid approximately $10.9 million toward such integration. We expect to complete such integration 4-6 months after we obtain clearance from local authorities to resume our mining operations, which clearance we expect to receive in calendar year 2013.

We have access to an aggregate of approximately RMB 360 million under a medium-term loan from Bairui Trust. Additionally, we have applied for a RMB 270 million line of credit from Shanghai Pudong Development Bank, which we expect to obtain before 2012 year-end, although there is no assurance that we will be able to obtain such line of credit. We believe that cash on hand and our credit lines are sufficient for our current needs for capital.”

Mr. Lv. concluded, “We believe that SinoCoking is well positioned to take advantage of growth opportunities once the coke market recovers in 2013. Our business plan is to:

•	Continue the modernization of our existing production facilities; complete the construction of our new coking facility and achieve greater energy efficiency while reducing environmental impacts;
•	Recapture more coking by-products for refinement into useful industrial chemicals, and produce more high value-added chemical products;
•	Acquire other coal mines to source raw materials; and,
•	Search for opportunities to establish long-term strategic business relationships with quality mining companies to expand our coal trading business.

Conference Call

Mr. Lv and Mr. Wu will host a conference call on Thursday, November 15, 2012 at 9:00 am ET / 10:00 pm China time to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to http://www.investorcalendar.com/conferences/event.asp?ID=170239 or visit the Company’s website www.sinocokingchina.com and then go to Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangri Coal Mining Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

See Accompanying Tables

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,
	2012	2011

REVENUE	$17,562,194	$22,151,334

COST OF REVENUE	15,652,938	14,947,457

GROSS PROFIT	1,909,256	7,203,877

OPERATING EXPENSES:
Selling	43,581	81,543
General and administrative	626,828	427,419
Total operating expenses	670,409	508,962

INCOME FROM OPERATIONS	1,238,847	6,694,915

OTHER INCOME (EXPENSE)
Interest income	222,640	558,551
Interest expense	(1,021,604)	(415,559)
Other finance expense	(72,244)	(35,666)
Other (expense) income, net	-	(17,581)
Change in fair value of warrants	673,530	3,019,722
Total other (expense) income, net	(197,678)	3,109,467

INCOME BEFORE INCOME TAXES	1,041,169	9,804,382

PROVISION FOR INCOME TAXES	381,256	1,495,669

NET INCOME	659,913	8,308,713

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(288,695)	1,188,744

COMPREHENSIVE INCOME	$371,218	$9,497,457

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	21,121,372	21,090,948
Diluted	21,121,372	21,090,948

EARNINGS PER SHARE
Basic	$0.03	$0.39
Diluted	$0.03	$0.39

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30	June 30
	2012	2012
ASSETS
CURRENT ASSETS
Cash	$410,594	$2,366,718
Restricted cash	8,081,000	9,668,000
Accounts receivable, trade, net	11,632,935	12,017,231
Notes receivable, trade	6,388,164	14,176,800
Notes receivable, mine acquisition	-	9,155,520
Other receivables	635,932	1,412,008
Loans receivable	8,933,037	9,849,937
Refundable deposit	4,743,000	4,752,000
Inventories	3,543,090	2,382,444
Advances to suppliers	7,344,232	12,267,806
Prepaid expenses	391,870	633,313
Total current assets	52,103,854	78,681,777
PLANT AND EQUIPMENT, net	15,861,813	16,211,984
CONSTRUCTION IN PROGRESS	39,304,970	39,379,553
OTHER ASSETS
Prepayments	60,635,515	36,071,853
Intangible assets, net	31,558,360	31,635,487
Long-term investments	2,820,378	2,825,730
Other assets	110,670	110,880
Total other assets	95,124,923	70,643,950
Total assets	$202,395,560	$204,917,264
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short term loans - banks	$26,244,600	$26,294,400
Accounts payable, trade	570	4,023
Notes payable	3,162,000	4,752,000
Other payables and accrued liabilities	878,330	802,028
Other payables - related parties	188,829	156,227
Acquisition payable	4,584,900	4,593,600
Customer deposits	138,195	138,457
Taxes payable	914,981	1,522,062
Total current liabilities	36,112,405	38,262,797
LONG TERM LIABILITIES
Long term loans	36,363,000	36,432,000
Warrants liability	43,118	716,648
Total long term liabilities	36,406,118	37,148,648
Total liabilities	72,518,523	75,411,445
COMMITMENTS AND CONTINGENCIES EQUITY
Common shares, $0.001 par value, 100,000,000 authorized, 21,121,372 issued and outstanding as of September 30, 2012 and June 30, 2012	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	110,917,045	110,257,132
Accumulated other comprehensive income	7,325,277	7,613,972
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	125,545,437	125,174,219
NONCONTROLLING INTERESTS	4,331,600	4,331,600
Total equity	129,877,037	129,505,819
Total liabilities and equity	$202,395,560	$204,917,264